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                                                                  Exhibit 23



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in all currently effective Registration Statements of ConAgra, Inc. on Form S-3 and on Form S-8 (including any Post Effective Amendments thereto) filed on or before August 22, 1997, of the reports of Deloitte & Touche LLP dated July 11, 1997 (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF), appearing in and incorporated by reference in the Annual Report on Form 10-K of ConAgra, Inc. for the year ended May 25, 1997.


/s/ Deloitte & Touche LLP
--------------------------

DELOITTE & TOUCHE LLP


Omaha, Nebraska
August 22, 1997